O'KEEFE DRILLING

P.O. Box 3810
Butte, Mt 59702
Office: (406) 494-3310
Fax: (406) 494-3301
ar_ap@okeefedrilling.com

6-Mar-08

Grant Hartford Corporation
619 S.W. Higgins Suite O
Missoula, MT 59803

Attention:	Aaron Charlton

Subject:	Drill bid for RC Drilling near Garnet, MT. Core Drilling, approximately 20 holes with less than 5 acres disturbed

HAMMER DRILLING RATE	0' to 400'	Vertical		$11.00	Per foot
	400' to 800'	Vertical		$14.00	Per foot

	0' to 800'	Angle		$12.00	Per foot
	800' to 1200'	Angle		$15.00	Per foot

TRICONE DRILLING & CENTER RETURN HAMMER DRILLING				$375.00	Per Hour Plus Bits

Drilling reverts to Trione Rate:
When extreme drilling conditions are encountered (severe clay causing plugging, excessive water, poor returns), at Mining 'request for a better sample, or when the drilling rate falls below 250' for a full day.

MOBILIZATION/DEMOBILIZATION-from Butte & Back				$2,000.00	TOTAL
5 1/2" Hammer Bits				$605.00	PER BIT
5 1/8" Tricone Button bits				$1,337.50	PER BIT
Moving between holes	First one-half hour			No Charge
	After one-half hour			$195.00	per hour
Standby				$195.00	per hour
Hauling Water				$195.00	per hour
Setting Casing Past The First 15 Feet				$375.00	per hour
Casing or Other Materials used to Advance Hole				At Cost
Lost Steel				At Cost
Per Diem (three man crew)				$85.00	Per Day Per Man
Booster, if needed				$450.00	per day
			or	$5,500.00	per month

This bid is valid through 3/31/08

Thank You,
Robert E. Chamberlin, Drill Superintendent